Gladstone Commercial Corporation Reports Results for the First Quarter Ended March 31, 2017

Please note that the limited information that follows in this press release is not adequate to make an informed investment judgment.

MCLEAN, Va., May 2, 2017 (GLOBE NEWSWIRE) --  Gladstone Commercial Corporation (NASDAQ:GOOD) ("Gladstone Commercial" or the "Company") today reported financial results for the first quarter ended March 31, 2017.  A description of funds from operations, or FFO, and Core FFO, both non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release.  All per share references are to fully-diluted weighted average shares of common stock, unless otherwise noted.  For further detail, please also refer to both the quarterly financial supplement and the Company’s Quarterly Report on Form 10-Q which can be retrieved from our website at www.GladstoneCommercial.com.
Summary Information (dollars in thousands, except share and per share data):

	As of and for the three months ended
	March 31, 2017		December 31, 2016	$ Change	% Change
Operating Data:
Total operating revenue	$22,314		$22,009	$305	1.4%
Total operating expenses	(17,708)	(1)	(13,733)	(3,975)	28.9%
Other expense, net	(250)	(2)	(5,981)	5,731	(95.8)%
Net income available	$4,356		$2,295	$2,061	89.8%
Less: Dividends attributable to preferred stock	(2,373)		(2,353)	(20)	0.8%
Less: Dividends attributable to senior common stock	(248)		(254)	6	(2.4)%
Net income (loss) available (attributable) to common stockholders	$1,735		$(312)	$2,047	(656.1)%
Add: Real estate depreciation and amortization	9,921		9,720	201	2.1%
Add: Impairment charge	3,746		—	3,746	100.0%
Less: Gain on sale of real estate	(5,906)		(266)	(5,640)	2,120.3%
Funds from operations available to common stockholders - basic	$9,496		$9,142	$354	3.9%
Add: Convertible senior common distributions	248		254	(6)	(2.4)%
Funds from operations available to common stockholders - diluted	$9,744		$9,396	$348	3.7%

Funds from operations available to common stockholders - basic	9,496		9,142	354	3.9%
Add: Acquisition related expenses	—		(14)	14	(100.0)%
Core funds from operations available to common stockholders - basic	$9,496		$9,128	$368	4.0%
Add: Convertible senior common distributions	248		254	(6)	(2.4)%
Core funds from operations available to common stockholders - diluted	$9,744		$9,382	$362	3.9%

Share and Per Share Data:
Net income (loss) available (attributable) to common stockholders - basic and diluted	0.07		(0.01)	0.08	800.0%
FFO available to common stockholders - basic	0.38		0.38	—	—%
FFO available to common stockholders - diluted	0.38		0.38	—	—%

Core FFO available to common stockholders - basic	0.38		0.38		—	—%
Core FFO available to common stockholders - diluted	0.38		0.38		—	—%
Weighted average shares of common stock outstanding - basic	24,963,926		24,024,280		939,646	3.9%
Weighted average shares of common stock outstanding - diluted	25,762,314		24,824,397		937,917	3.8%
Cash dividends declared per common share	$0.375		$0.375		$—	—%

Financial Position
Real estate, before accumulated depreciation	$825,027	(3)	$833,203	(4)	$(8,176)	(1.0)%
Total assets	$832,977		$851,742		$(18,765)	(2.2)%
Mortgage notes payable, net, borrowings under revolver, net & borrowings under term loan, net	$496,268		$509,395		$(13,127)	(2.6)%
Total stockholders' and mezzanine equity	$307,569		$310,620		$(3,051)	(1.0)%
Properties owned	95	(3)	96	(4)	(1)	(1.0)%
Square feet owned	10,916,338	(3)	11,099,338	(4)	(183,000)	(1.6)%
Square feet leased	97.9%		97.9%		—%	—%

(1)	Includes a $3.7 million impairment charge recognized on two held and used properties.

(2)	Includes a $5.9 million gain on sale of real estate.

(3)	Includes one property classified as held for sale of $3.1 million and 51,155 square feet.

(4)	Includes two properties classified as held for sale of $11.5 million and 234,155 square feet.

First Quarter Activity:
• Sold property: Sold one property located in Franklin, New Jersey for $12.8 million, resulting in a gain on sale of $5.9 million;
• Commenced new leases: Commenced leases in two properties located in Minneapolis and Chicago bringing these properties to full occupancy;
• Repaid debt: Repaid $27.2 million in fixed rate mortgage debt maturing on six properties at a weighted average interest rate of 6.1% with cash on hand and borrowings from our line of credit and repaid $8.2 million of variable rate mortgage debt on one property using proceeds from the Franklin, New Jersey property sale;
• Issued Stock under ATM Programs: Issued 119,356 shares of common stock for net proceeds of $2.4 million, and 89,835 shares of our Series D Preferred Stock for net proceeds of $2.2 million; and
• Paid distributions: Paid monthly cash distributions for the quarter totaling $0.375 per share on our common stock, $0.4843749 per share on our Series A Preferred Stock, $0.4688 per share on our Series B Preferred Stock, $0.4375 per share on our Series D Preferred Stock, and $0.2625 per share on our senior common stock.
First Quarter 2016 Results: Core FFO available to common shareholders for the three months ended March 31, 2017, was $9.7 million, or $0.38 per share, a 3.9% increase when compared to the three months ended December 31, 2016. Core FFO increased primarily due to an increase in rental income from our December 2016 acquisition, lower net property operating expenses from leasing vacant space, and decreased interest expense from repaying maturing mortgages using cash on hand and funds from our revolving credit facility which has a lower interest rate than our maturing debt.
Net income available to common stockholders for the three months ended March 31, 2017, was $1.7 million, or 0.07 per share, compared to net loss attributable to common stockholders for the three months ended December 31, 2016, of $(0.3) million, or $(0.01) per share. A reconciliation of Core FFO to net income (loss) for the three months ended March 31, 2017 and December 31, 2016, which we believe is the most directly comparable GAAP measure to Core FFO, and a computation of basic and diluted Core FFO per weighted average share of common stock and basic and diluted net income per weighted average share of common stock is set forth in the Summary Information table above.
Subsequent to the end of the quarter:
• Expanded property: Continued construction on our Vance, Alabama property to fund a $7.0 million property expansion that will add 75,000 square feet to this property. This lease resets to a 10-year term upon completion;
• Sold property: Sold one property located in Hazelwood, Missouri for $2.1 million;

• Issued Stock under ATM Programs: Issued 188,697 shares of common stock for net proceeds of $4.2 million and 68,999 shares of our Series D Preferred Stock for net proceeds of $1.7 million; and
• Declared distributions: Declared monthly cash distributions for April, May and June 2017 totaling $0.375 per share on our common stock, $0.4843749 per share on our Series A Preferred Stock, $0.46875 per share on our Series B Preferred Stock, $0.4375 per share on our Series D Preferred Stock and $0.2625 per share on our senior common stock.
Comments from Gladstone Commercial’s President, Bob Cutlip: "Our financial results reflect continued quality and stabilized revenues from our highly occupied same store properties and the real estate investments made during 2016, our ability to lease previously vacant space, and our deleveraging and capital recycling programs. We have taken great efforts to reduce outstanding mortgage debt through cost effective re-financings, and have successfully repaid $35.4 million of mortgage debt this quarter, which has reduced our quarter over quarter interest expense, as well as reduced our leverage. We have continued our capital recycling program, whereby we have sold non-core assets located outside of our target growth markets, and used the proceeds to delever our portfolio, and acquire properties in our target growth markets. We have successfully exited two non-core assets so far during 2017, recognizing a net capital gain of $5.8 million, and we will continue to opportunistically sell non-core assets and redeploy the proceeds into stronger target growth markets. We are extremely pleased with our activity, high occupancy, and consistency over the last several years, and we believe our same store rents should be stable and growing through year end 2019, as we only have 4.0% of forecasted rental income expiring during that entire time-frame. We are looking forward to continued growth and success for our shareholders."
Conference Call: Gladstone Commercial will hold a conference call on Wednesday May 3, 2017, at 8:30 a.m. EDT to discuss its earnings results.  Please call (888) 734-0328 to enter the conference call.  An operator will monitor the call and set a queue for questions. A conference call replay will be available beginning one hour after the call and will be accessible through June 3, 2017.  To hear the replay, please dial (855) 859-2056 and use playback conference number 56207121. The live audio broadcast of the Company’s quarterly conference call will also be available on our website, www.GladstoneCommercial.com, and will also be archived and available for replay through July 3, 2017.
About Gladstone Commercial: Gladstone Commercial Corporation is a real estate investment trust that invests in net leased industrial, office and medical real property and selectively makes long-term industrial and commercial mortgage loans.  Including payments through April 2017, Gladstone Commercial has paid 147 consecutive monthly cash distributions on its common stock.  Prior to paying distributions on a monthly basis, Gladstone Commercial paid 5 consecutive quarterly cash distributions. The company has also paid 135 consecutive monthly cash distributions on its Series A Preferred Stock, 126 consecutive monthly cash distributions on its Series B Preferred Stock and 11 consecutive monthly cash distributions on its Series D Preferred Stock. Gladstone Commercial has never skipped, reduced or deferred a distribution since its inception in 2003.  Further information can be found at www.GladstoneCommercial.com.
About the Gladstone Companies: Information on the business activities of all the Gladstone family of funds can be found at www.gladstonecompanies.com.
Investor Relations: For Investor Relations inquiries related to any of the monthly distribution-paying Gladstone family of funds, please visit www.gladstone.com.
Non-GAAP Financial Measures:
FFO: The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.  The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
Core FFO: Core FFO is FFO adjusted for certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include the adjustment for gains or losses from early extinguishment of debt and any other non-recurring expense adjustments.  Although the Company’s calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its operating performance.  Accordingly, Core FFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.

The Company’s presentation of FFO, as defined by NAREIT, or presentation of Core FFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
The statements in this press release regarding the forecasted stability of Gladstone Commercial’s income, its ability, plans or prospects to re-lease its unoccupied properties, and grow its portfolio are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on Gladstone Commercial’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, Gladstone Commercial’s ability to raise additional capital; availability and terms of capital and financing, both to fund its operations and to refinance its indebtedness as it matures; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease space; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk factors" of its Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on February 15, 2017. Gladstone Commercial cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Gladstone Commercial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Gladstone Commercial Corporation

+1-703-287-5893